Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-138482 and No. 333-162914) of Peoples Educational Holdings, Inc. on Form S-8 of our report dated August 9, 2010 appearing in this Annual Report on Form 10-K of Peoples Educational Holdings, Inc. for the year ended May 31, 2010.

/s/ ROTHSTEIN, KASS & COMPANY, P.C.

Roseland, New Jersey
August 9, 2010